GXO GXO Logistics UK Limited GXO is a trading name of GXO Logistics UK Limited (Registered in England: SC037270) Registered Office: Saltire Court, 20 Castle Terrace, Edinburgh, EH1 2EN VAT Reg No. GB 350 0478 26 10/04/2024 Private & Confidential Dear Corinna, Pension Top Up I am writing in relation to the pension arrangement managed by Scottish Widows. As you are aware, the maximum company contribution payable into the above scheme is 7% of your basic annual salary. However, in recognition of both your seniority within the business and market data for senior executives, the company will provide a top up into your individual pension account of 4%. To qualify to receive the full 11% from the company, your individual contribution must be a minimum of 8% of your basic salary The additional contribution will be processed as an individual supplement through payroll, and will be grossed up to offset/mitigate any tax impact, which in turn needs to be paid into your pension plan in addition to your minimum contribution of 8%, please see the example below: EE Contribution ER Top Up Total EE Cont. ER Contribution Total 8% 4% 12% 7% 19% This additional payment will be treated as a revision to your current contractual entitlements, To acknowledge acceptance of this enhancement please sign and return one copy of this letter to for my attention to GXO House. If you have any queries in relation to this, please do not hesitate to contact me. Yours sincerely, /s/ Mariangeles Rodriguez Mariangeles Rodriguez Vice President, Human Resources Signed: /s/ Corinna Refsgaard Date: 07- June - 2024 Head Office: GXO House, Nunn Mills Road, Northampton, NN1 5GE